EXHIBIT 4

Execution Copy

STOCKHOLDERS AGREEMENT

          THIS STOCKHOLDERS AGREEMENT, dated as of December 16, 2003 (this “Agreement”), is made by and between Duratek, Inc., a Delaware corporation (the “Company”), and the several holders of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the “Convertible Preferred Stock”), named in the attached Schedule I (each individually, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

     WHEREAS, simultaneously with entering into this Agreement, the Company and the Stockholders are entering into a Share Repurchase Agreement (the “Repurchase Agreement”) pursuant to which the Company is repurchasing from the Stockholders and one other stockholder an aggregate of 151,467 shares of Convertible Preferred Stock (the “Repurchase Transaction”).

     WHEREAS, immediately following the Repurchase Transaction, each Stockholder is the record and beneficial owner of the number of shares of Convertible Preferred Stock set forth opposite such Stockholder’s name on Schedule I hereto; and

     WHEREAS, as an inducement and a condition to entering into the Repurchase Agreement, the parties are entering into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

     “Accrued Dividends” means all of the accrued but unpaid dividends on each share of Convertible Preferred Stock (whether or not declared) up to and including the date of repurchase of such share of Convertible Preferred Stock by the Company.

     “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, (i) a merger or other business combination involving the Company, (ii) the acquisition of Voting Securities if, as a result thereof, the Person offering or proposing to acquire such Voting Securities, together with its Affiliates, would Beneficially Own in the aggregate more than 15% of the outstanding Voting Securities, or (iii) the acquisition, in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries taken as a whole.

     “Affiliate” means, with respect to any specified Person, (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, and (2) any relative or spouse of the specified Person or any of the Persons contemplated in this definition; provided, however, that for purposes of this Agreement none of the Stockholders shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of the Stockholders.

     “Aggregate Purchase Price” means, with respect to each Stockholder, the Per Share Purchase Price multiplied by the number of shares of Convertible Preferred Stock to be repurchased from each Stockholder pursuant to the terms hereof.

     “Beneficial Ownership” and “Beneficially Own” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

     “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in the State of Maryland are generally closed for business.

     “Carlyle Stockholders” means each Stockholder that is an Affiliate of TC Group, L.L.C., TC Group II, L.L.C., TCG Holdings, L.L.C, TC Group Investment Holdings LP or TCG Holdings II LP.

     “Certificate of Designations” means the Certificate of Designations of the Convertible Preferred Stock, as amended from time to time.

     “Common Stock” means the Company’s common stock, par value $.01 per share.

     “Control” or “control” means the possession, directly or indirectly, alone or with others, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “controlling” and “controlled” have meanings correlative thereto.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     “Investment Fund Affiliate” means any investment fund, partnership, limited liability company or similar investment vehicle (i) of which TC Group, L.L.C., one of its subsidiaries or any other Person controlling TC Group, L.L.C. or under common control with TC Group, L.L.C. is a general partner, managing member or acting in a similar capacity or (ii) which is otherwise an Affiliate of any of the Carlyle Stockholders.

     “Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Entity.

     “Lien” means any mortgage, lien, charge, encumbrance, restriction, pledge, security interest, option, lease or sublease, claim, proxy, or right or adverse claim of any third party.

     “Majority Carlyle Stockholders” means the Carlyle Stockholders holding a majority of the Voting Securities of the Company held by all Carlyle Stockholders.

     “Majority Stockholders” means the Stockholders holding a majority of the Voting Securities of the Company held by all Stockholders subject to this Agreement.

     “Other Preferred Stockholders” means those Persons that own shares of Convertible Preferred Stock that are not a party to this Agreement.

     “Per Share Purchase Price” means the greater of (i) $324.67 per share of Convertible Preferred Stock and (ii) the highest price per share, excluding Accrued Dividends, paid by the Company to any holder of Convertible Preferred Stock not a party hereto to repurchase such share of Convertible Preferred Stock, plus in each case Accrued Dividends.

     “Person” means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

     “Stockholder” means each Person named in the attached Schedule I and each Permitted Transferee to which such Person has Transferred any Voting Securities.

     “Subsequent Closing Date” means September 29, 2005.

     “Subsidiary” means any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any party.

     “Transfer” means any sale, assignment, gift, mortgage, pledge, exchange, disposition, or transfer, directly or indirectly, including pursuant to judicial order, legal process, execution, attachment or enforcement of a Lien or through grants of options or otherwise.

     “Voting Securities” means the Common Stock, the Convertible Preferred Stock and all other securities of the Company entitled, in the ordinary course, to vote in the election of directors of the Company.

     Section 1.2 Other Interpretive Provisions.

     (a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and permitted assigns and (ii) to any applicable law defined or referred to herein shall be deemed references to such applicable law or any successor applicable law as the same may have been or may be amended or supplemented from time to time.

     (b) When used in this Agreement, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article”, “Section,” “Exhibit” and “Schedule” shall refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless otherwise specified.

     (c) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

     (d) Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

     (e) Captions to Articles, Sections and subsections of, and Exhibits and Schedules to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II
BOARD OF DIRECTORS

     Section 2.1 Board Representation The Company agrees that it shall use its best efforts, subject to (i) fiduciary duties under Delaware law, (ii) the applicable listing standards of Nasdaq or any other any securities exchange on which any of the Company’s securities are then traded or listed and (iii) any applicable Law, including without limitation the Delaware General Corporation Law and the Exchange Act, to cause one (1) individual designated by the Majority Carlyle Stockholders to be nominated to the Company’s Board of Directors, provided that such individual is reasonably acceptable to the Nominating Committee of the Company’s Board of Directors (or the Company’s Board of Directors if there is no such Nominating Committee). In the event of any vacancy on the Company’s Board of Directors occurring by reason of the death, resignation, removal or other termination of the director designated by the Majority Carlyle Stockholders pursuant to this Section 2.1, the Company agrees that it shall use its best efforts, subject to the limitations referred to in the prior sentence, to cause an individual designated by the Majority Carlyle Stockholders to be nominated to fill such vacancy. The Majority Carlyle Stockholders may waive the right contemplated by this Section 2.1 by giving written notice of such waiver to the Company’s Board of Directors. Unless waived in accordance with the previous sentence, the rights pursuant to this Section 2.1 shall continue so long as the Carlyle Stockholders Beneficially Own Voting Securities constituting in the aggregate at least fifteen percent (15%) of the outstanding Voting Securities of the Company (assuming conversion of all outstanding shares of Convertible Preferred Stock).

The rights provided to the Carlyle Stockholders pursuant to this Section 2.1 may be assigned by the Carlyle Stockholders to any one or more of the Carlyle Stockholders.

     Section 2.2 Board Observation Right. The Company agrees that the Carlyle Stockholders shall be permitted to send two (2) representatives (the “Representatives”) to attend, as nonvoting observers, all meetings of the Company’s Board of Directors or committees thereof and, in this respect, the Company shall provide the Representatives copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that the Company reserves the right to exclude the Representatives from access to any material or meeting or portion thereof if the Company in good faith believes upon the advice of counsel that such exclusion is reasonably necessary to (i) preserve the attorney-client privilege or (ii) comply with the listing standards of Nasdaq or any other securities exchange on which any of the Company’s securities are then listed or traded and any applicable Law, including without limitation the need to hold periodic executive sessions of the Company’s Board of Directors. The Majority Carlyle Stockholders may waive the rights contemplated by this Section 2.2 by giving written notice of such waiver to the Company’s Board of Directors. Unless waived in accordance with the previous sentence, the rights pursuant to this Section 2.2 shall continue so long as the Carlyle Stockholders Beneficially Own Voting Securities constituting in the aggregate at least five percent (5%) of the outstanding Voting Securities of the Company (assuming conversion of all outstanding shares of Convertible Preferred Stock). The rights provided to the Carlyle Stockholders pursuant to this Section 2.2 may be assigned by the Carlyle Stockholders to any one or more of the Carlyle Stockholders.

     Section 2.3 Review Rights. Upon the receipt of a written request, the Company and each of its Subsidiaries shall provide the Carlyle Stockholders with reasonable access to all Books and Records during regular business hours and allow the Carlyle Stockholders to make copies and abstracts thereof, and the Company and each of its Subsidiaries shall cause any of its respective Subsidiaries and Affiliates to do the same. The Carlyle Stockholders shall hold in confidence any information obtained in the course of such review and shall not use any such information to the detriment of the Company, its Subsidiaries or their respective Subsidiaries or Affiliates. The Carlyle Stockholders shall have the right to consult from time to time with management of the Company and each of its Subsidiaries and any of their respective Affiliates and Subsidiaries at their respective places of business regarding operating and financial matters. The rights contemplated by this Section 2.3 shall remain in effect by and among the Company and the Carlyle Stockholders so long as the Carlyle Stockholders Beneficially Own Voting Securities constituting in the aggregate at least five percent (5%) of the outstanding Voting Securities of the Company (assuming conversion of all outstanding shares of Convertible Preferred Stock). Unless earlier terminated pursuant to the previous sentence, rights contemplated by this Section 2.3 shall remain in effect with respect to each of the Company’s Subsidiaries, respectively, so long as the Company Beneficially Owns (directly or indirectly) shares of voting stock of such Subsidiary representing more than 50% of the votes entitled to be cast for members of the board of directors of such Subsidiary. For purposes of this Section 2.3, “Books and Records” shall mean, collectively, the books and records of the Company and each of its Subsidiaries and any of their respective Subsidiaries and Affiliates, including without limitation financial data (including projections) and operating data covering each of such entities, their businesses, operations and financial performance.

ARTICLE III
AGREEMENT TO VOTE SECURITIES

     Section 3.1 Agreement to Vote the Voting Securities. Each Stockholder, in its capacity as such, hereby agrees that during the term of this Agreement, at any meeting of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, such Stockholder shall vote (or cause to be voted) the Voting Securities then owned or over which it has voting control at such time to amend the Certificate of Designations to eliminate paragraph (b) under Article III Voting Rights thereof so that the right of the holders of the Convertible Preferred Stock, voting as a separate class, to elect a majority of the members of the Company’s Board of Directors will terminate upon the effectiveness of such vote or consent. Each Stockholder hereby agrees that such Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be to violate the provisions and agreements contained in this Agreement, it being understood that any sale of shares of Common Stock by any Stockholder shall not constitute a breach of this Section 3.1.

     Section 3.2 Grant of Proxy. Each Stockholder hereby appoints the Company and any designee of the Company, each of them individually, such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term hereof with respect to its Voting Securities in accordance with Section 3.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder affirms that this proxy is coupled with an interest and shall be irrevocable. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

     Section 3.3 Other Proxies Revoked. Each Stockholder represents and warrants that any proxies heretofore given in respect of such Stockholder’s Voting Securities are not irrevocable, and that all such proxies have been or are hereby revoked.

     Section 3.4 Waiver of Right to Elect a Majority of the Board of Directors. The Stockholders, constituting the holders of a majority of the outstanding shares of Convertible Preferred Stock, hereby waive, pursuant to Article XI of the Certificate of Designations, the right to elect a majority of the Board of Directors of the Company pursuant to Article III(b) of the Certificate of Designations.

ARTICLE IV
TRANSFER RESTRICTIONS; COMPANY OPTION

     Section 4.1 Restriction on Transfer; Grant of Proxies; Waiver of Conversion Right. Subject to Section 4.6 below, no Stockholder shall (i) Transfer any shares of Convertible Preferred Stock or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of any shares of Convertible Preferred Stock or any interest therein, except for permitted Transfers as provided in Section 4.2 or in accordance with Sections 4.3 or 4.4, (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of the shares of Convertible Preferred Stock into a voting trust or enter into a voting agreement with respect to any shares of Convertible Preferred Stock, or (iii) take any action that would have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. No Transfer of shares of Convertible Preferred Stock in violation of this Agreement shall be made or recorded on the books of the Company and any such Transfer shall be void and of no effect or that would otherwise be inconsistent with the purpose and intent of this Agreement. Subject to Section 4.6 below, each Stockholder hereby waives its right to convert any shares of Convertible Preferred Stock into Common Stock. Any attempted conversion of the Convertible Preferred Stock by the Stockholders in violation of the previous sentence shall be void and of no force and effect.

     Section 4.2 Permitted Transfers. A Stockholder shall be permitted to Transfer its shares of Convertible Preferred Stock to any Affiliate of such Stockholder. In connection with any Transfer under this Section 4.2 by a Stockholder, the transferee shall hold the shares of Convertible Preferred Stock subject to the same restrictions applicable to its transferor and, as a condition of such Transfer, shall agree in writing to be bound by the terms of this Agreement and to become a party to this Agreement as a “Stockholder”. Any transferee of shares of Convertible Preferred Stock permitted by this Section 4.2 that agrees in writing to be bound by the terms of this Agreement and to become a party to this Agreement as a “Stockholder” is referred to herein as a “Permitted Transferee”.

     Section 4.3 Company Option. Subject to Section 4.6, each of the Stockholders hereby grants an option to the Company (the “Company Option”) to purchase from such Stockholder all or any of the shares Convertible Preferred Stock owned or held by such Stockholder. In the case of a partial exercise of the Company Option, the number of shares of Convertible Preferred Stock to be purchased from each Stockholder shall be pro rata based on the number of shares of Convertible Preferred Stock then held by each Stockholder or by some other allocation method as the Stockholders may agree. The purchase price per share at which the Company Option may be exercised is the Per Share Purchase Price. To exercise the Company Option, the Company shall deliver a written notice (the “Company Option Notice”) to the Stockholders, stating the Company’s desire to exercise the Company Option and specifying the number of shares of Convertible Preferred Stock to be purchased. The closing (the “Company Option Closing”) for the Company Option shall occur at the Company’s principal office no later than ten (10) Business Days after the Company gives the Company Option Notice. At the Company Option Closing, the Company shall pay by wire transfer of immediately available funds to an account specified by each selling Stockholder an amount equal to the Aggregate Purchase Price for each selling Stockholder, and each selling Stockholder shall deliver to the Company the certificate(s) representing the shares of Convertible Preferred Stock to be purchased hereunder, each such certificate to be duly and validly endorsed in favor of the Company or accompanied by stock powers duly endorsed in blank. Notwithstanding the foregoing or anything herein to the contrary, the Company may not exercise the Company Option if and to the extent that (i) it would cause the Carlyle Stockholders to own less than a majority of the shares of Convertible Preferred Stock outstanding after giving effect to such purchase or (ii) it would violate or breach any applicable Law, including without limitation the Delaware General Corporation Law and the Exchange Act.

     Section 4.4 Company’s Obligation to Purchase. (a) The Company agrees to purchase from each Stockholder, and each Stockholder agrees to sell to the Company, from time to time, that number of shares of Convertible Preferred Stock as is equal to product of (x) the number of shares of Convertible Preferred Stock that the Company purchases from the Other Preferred Stockholders or that are converted by the Other Preferred Stockholders into shares of Common Stock and (y) a fraction, the numerator of which is the number of shares of Convertible Preferred Stock then held by such Stockholder and the denominator of which is the total number of shares of Convertible Preferred Stock then held by all Stockholders, in each case rounded as appropriate to address fractional shares. The purchase price per share at which the Company shall purchase the shares of Convertible Preferred Stock pursuant to this Section 4.4(a) shall be the Per Share Purchase Price. At the closing of the purchase and sale of shares of Convertible Preferred Stock contemplated by this Section 4.4(a), the Company shall pay by wire transfer of immediately available funds to an account specified by each selling Stockholder an amount equal to the Aggregate Purchase Price for each selling Stockholder, and each selling Stockholder shall deliver to the Company the certificate(s) representing the shares of Convertible Preferred Stock to be purchased from such Stockholder hereunder, each such certificate to be duly and validly endorsed in favor of the Company or accompanied by stock powers duly endorsed in blank. The closing of the purchase of the shares of Convertible Preferred Stock by the Company from the Stockholders shall take place at the Company’s principal offices within five (5) Business Days of the date that the Company purchases shares of Convertible Preferred Stock from the Other Preferred Stockholders or the date that the Other Preferred Stockholders have converted any of their shares of Convertible Preferred Stock into Common Stock. Notwithstanding the foregoing or anything herein to the contrary, the Company shall not be required to purchase shares of Convertible Preferred Stock from the Stockholders to the extent it would cause the Stockholders to own less than a majority of the shares of Convertible Preferred Stock outstanding.

     (b) The Company agrees to purchase from each Stockholder and each Stockholder agrees to sell to the Company, on the Subsequent Closing Date, all of the shares of Convertible Preferred Stock owned or held by such Stockholder. The purchase price per share at which the Company shall purchase the shares of Convertible Preferred Stock pursuant to this Section 4.4(b) shall be the Per Share Purchase Price. At the closing of the purchase and sale of shares of Convertible Preferred Stock contemplated by this Section 4.4(b), the Company shall pay by wire transfer of immediately available funds to an account specified by each selling Stockholder an amount equal to the Aggregate Purchase Price for each selling Stockholder, and each selling Stockholder shall deliver to the Company the certificate(s) representing the shares of Convertible Preferred Stock to be purchased hereunder, each such certificate to be duly and validly endorsed in favor of the Company or accompanied by stock powers duly endorsed in blank. The closing of the purchase of the shares of Convertible Preferred Stock by the Company from the Stockholders shall take place at the Company’s principal offices on the Subsequent Closing Date.

     Section 4.5 Non-Tender of Shares. Each Stockholder hereby agrees not to tender for acceptance by the Company any shares of Convertible Preferred Stock owned by such Stockholder if the Company initiates a tender offer for the outstanding shares of Convertible Preferred Stock. Each Stockholder agrees to permit the Company to publish and disclose in the tender offer documents, in any other filings with the Securities and Exchange Commission and in any other public statements required by applicable Law its identity and intent with respect to the shares of Convertible Preferred Stock and the nature of its commitments under this Agreement.

     Section 4.6 Breach by Company of Purchase Obligations Pursuant to Section 4.4. In the event that the Company breaches its obligations under Section 4.4(a) hereof to purchase shares of Convertible Preferred Stock from the Stockholders pursuant to the terms of such section and such breach goes unremedied for 30 days following written notice of such breach by any or all of the Stockholders, then the provisions of this Agreement set forth in Sections 4.1 and 4.3 shall not apply until such time as the breach by the Company of Section 4.4(a) hereof is fully cured and the Company Option set forth in Section 4.3 shall terminate with respect to any shares of Convertible Preferred Stock Transferred during the period that Section 4.3 did not apply. In the event that the Company breaches its obligations under Section 4.4(b) hereof to purchase shares of Convertible Preferred Stock from the Stockholders pursuant to the terms of such section, then the provisions of this Agreement set forth in Sections 4.1 and 4.3 shall not apply and shall be of no further force and effect. All other obligations of the Stockholders under this Agreement, including without limitation Article III hereunder, shall remain in full force and effect regardless of the breach by the Company of its obligations under Sections 4.4(a) or 4.4(b).

ARTICLE V
STANDSTILL

     Section 5.1 Acquisition of Voting Securities. Effective on the date hereof and until the earlier of (i) October 1, 2005 and (ii) the date on which there are no longer outstanding any shares of Convertible Preferred Stock, the Stockholders will not, and will not permit any Investment Fund Affiliate to purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, Beneficial Ownership of any Voting Securities if, after giving effect to such purchase or acquisition, the Stockholders and all Investment Fund Affiliates would Beneficially Own in the aggregate more than 15% of the outstanding Voting Securities.

     Section 5.2 Certain Actions. Effective on the date hereof and until the earlier of (i) October 1, 2005 and (ii) the date on which there are no longer outstanding any shares of Convertible Preferred Stock, the Stockholders will not, and will not permit any Investment Fund Affiliate to:

     (a) make, or take any action to solicit, initiate or encourage, an Acquisition Proposal;

     (b) make, or in any way participate in, any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent with respect to the voting of any Voting Securities or nominate, or solicit any votes or proxies for the nomination of, any directors with respect to the Company (other than as contemplated by Section 2.1 hereof);

     (c) form, join or encourage the formation of any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any Voting Securities (other than any “group” consisting only of the Stockholders and Investment Fund Affiliates);

     (d) call or seek to have called any meeting of the stockholders of the Company;

     (e) solicit, seek to effect, negotiate with or voluntarily provide any confidential information to any other Person with respect to, or otherwise make any public announcement (except as required by Law or the requirements of any relevant stock exchange) whatsoever with respect to, (i) any merger or other business combination transaction involving the Company, (ii) the acquisition of Voting Securities if, as a result thereof, the Person acquiring such Voting Securities, together with its Affiliates, would Beneficially Own in the aggregate more than 15% of the outstanding Voting Securities, or (iii) the acquisition, in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its subsidiaries taken as a whole (an “Acquisition Transaction”);

     (f) enter into an agreement, arrangement or understanding with respect to any Acquisition Transaction;

     (g) assist, advise or encourage any other Person in doing any of the foregoing; or

     (j) request the Company to amend, waive or not to enforce any provision of this section, in each case unless specifically invited by the Company’s Board of Directors to do so.

ARTICLE VI
OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES

     Section 6.1 Representations and Warranties of Each Stockholder. Each Stockholder, severally and not jointly, represents, warrants and covenants to the Company, as of the date of this Agreement as follows:

     (a) Such Stockholder is the record and beneficial owner of the shares of Convertible Preferred Stock listed beside such Stockholder’s name on Schedule I hereto. The shares of Convertible Preferred Stock listed on Schedule I constitute all of the shares of Convertible Preferred Stock owned of record or beneficially by such Stockholder as of the date hereof. None of the shares of Convertible Preferred Stock held by such Stockholder listed on Schedule I is subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same and, except as contemplated by this Agreement, none of such shares is subject to any restriction on the transfer thereof (other than any restrictions on transfer imposed by federal or state securities laws). Such Stockholder has sole voting power, sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Convertible Preferred Stock owned of record or beneficially by it, with no limitations, qualifications or restrictions on such rights, subject only to applicable Laws, the Company’s Certificate of Incorporation and the terms of this Agreement (other than any restrictions on transfer imposed by federal or state securities laws).

     (b) At the closing of each purchase of shares of Convertible Preferred Stock by the Company from a Stockholder contemplated hereby, such Stockholder will deliver to the

Company valid title to such shares of Convertible Preferred Stock free and clear of any and all Liens.

     (c) Such Stockholder understands and acknowledges that the Company is entering into the Repurchase Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

     Section 6.2 Further Assurances. From time to time, at the reasonable request of any party hereto and without further consideration, each other party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

ARTICLE VII
TERMINATION

     Section 7.1 Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (a) by mutual written consent of the Company and the Majority Stockholders or (b) if not earlier terminated pursuant to the preceding clause (a), upon the later to occur of (i) the date on which there are no longer outstanding any shares of Convertible Preferred Stock and (ii) the Carlyle Stockholders do not Beneficially Own Voting Securities constituting in the aggregate at least five percent (5%) of the outstanding Voting Securities of the Company (assuming conversion of all outstanding shares of Convertible Preferred Stock).

     Section 7.2 Effect of Termination. If this Agreement is terminated, this Agreement shall become void and of no further force and effect. Nothing in this Article VII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VIII
MISCELLANEOUS

     Section 8.1 Expenses. Each party shall pay its own expenses in connection with this Agreement and the transaction contemplated hereby, including without limitation legal fees and expenses.

     Section 8.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by the Company and the Majority Stockholders.

     Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing, shall be sent by facsimile transmission (with a hard copy to follow by overnight delivery) or overnight delivery and shall be deemed to have been given, when received or when receipt is refused:

(a) If to the Company, addressed as follows:

Duratek, Inc.
10100 Old Columbia Road
Columbia, Maryland 21046
Attention: Robert F. Shawver
Facsimile No.: (410) 290-9112

with a copy to (which shall not constitute notice):

Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, Maryland 21202
Attention: Lawrence R. Seidman, Esquire
Facsimile No.: (410) 539-6981

(b) If to a Stockholder, addressed as follows:

T.C. Group, L.L.C.
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Daniel A. D’Aniello
Facsimile No.: (202) 347-1818

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W.
Washington, D.C. 20004
Attention: Daniel T. Lennon, Esquire
Facsimile No.: (202) 637-2201

     or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     Section 8.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.6    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

     Section 8.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, legal representatives, successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party hereto without the written consent of each other party hereto. No Stockholder shall be liable for breaches of any obligation hereunder on the part of any other Stockholder.

     Section 8.8    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective estates, heirs, successors, Affiliates and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     Section 8.9    Publicity. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any press release or make any such public statement prior to such consultation; provided, however, that, in the case of any press release or public statement that may be required to be issued under any applicable Law or listing agreement with any securities exchange or market, a party shall be deemed to have satisfied its obligations under this Section 8.9 by using its reasonable best efforts (after giving due regard to all the relevant circumstances) to consult with the other parties hereto prior to issuing any such press release or public statement.

     Section 8.10    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby.

     Section 8.11    Remedies. The parties acknowledge and agree that the breach of the provisions of this Agreement by the Company, on the one hand, or a Stockholder, on the other hand, could not be adequately compensated with monetary damages, and the parties hereto agree, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this Agreement and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies herein, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

     Section 8.12    Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior correspondence, agreements, arrangements and understandings among the parties.

     Section 8.13    Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any related agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the State of Maryland, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in the State of Maryland); and (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DURATEK, INC.

By:	/s/ Robert F. Shawver

Name: Robert F. Shawver
Title: Executive Vice President and Chief Financial Officer

CARLYLE PARTNERS II, L.P.

By: TC Group II, L.L.C., its General Partner
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CARLYLE INTERNATIONAL PARTNERS II, L.P.

By: TC Group II, L.L.C., its General Partner
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CARLYLE INTERNATIONAL PARTNERS III, L.P.

By: TC Group II, L.L.C., its General Partner
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

C/S INTERNATIONAL PARTNERS

By: TC Group II, L.L.C., its General Partner
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CARLYLE SBC PARTNERS II, L.P.

By: TC Group II, L.L.C., its General Partner
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CARLYLE-GTSD PARTNERS II, L.P.

By: TC Group, L.L.C., its General Partner
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

TC GROUP, L.L.C.

By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CP II INVESTMENT HOLDINGS, L.L.C.

By: TC Group Investment Holdings LP, its Managing Member
By: TCG Holdings II LP, its General Partner
By: DBD Investors V, L.L.C.

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

CRAYFISH HOLDINGS, LDC

By: Carlyle Partners II, L.P., its Attorney-in-Fact
By: TC Group II, L.L.C., its General Partner
By: TC Group, L.L.C., its Managing Member
By: TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello

Name: Daniel A. D’Aniello
Title: Managing Director

Schedule I
to
Stockholders’ Agreement

Number of Shares Owned of
Name of Entity	Convertible Preferred Stock

Carlyle Partners II, L.P.	1,376
Carlyle SBC Partners II, L.P.	99
Carlyle International Partners II, L.P.	905
Carlyle International Partners III, L.P.	115
C/S International Partners	411
TC Group, L.L.C.	1
CP II Investment Holdings, L.L.C.	22
Carlyle-GTSD Partners II, L.P.	64
Crayfish Holdings Corporation	10

TOTALS	3,003